Exhibit 99.1

Seneca Foods’ CEO Kraig Kayser to Retire; Paul Palmby Named to Succeed Him

MARION, N.Y. September 1, 2020- Seneca Foods Corporation (NASDAQ: SENEA, SENEB), one of North America's leading providers of packaged fruits and vegetables with facilities located throughout the United States, today announced the planned retirement of its President, Chief Executive Officer and director, Kraig H. Kayser, on September 30, 2020. Paul L. Palmby has been named to succeed Mr. Kayser upon his retirement. Mr. Kayser will continue to be an employee to provide transition services through October 31, 2021.

The Seneca Board made the following statement, “We would like to thank Kraig for his many contributions to the Company. The Board has tremendous respect for Kraig’s leadership and the performance Seneca Foods has achieved under his direction. As we look forward to a smooth transition we note that Paul understands both our history and vision for the future and has the skills and perspective needed to build upon our solid foundation and take Seneca Foods to the next level.”

Mr. Kayser has served as President and Chief Executive Officer since 1993.  From 1991 to 1993 he was Chief Financial Officer of the Company.  In addition, he has served as a director of the Company since 1985.  Under his leadership, the Company has made a series of strategic acquisitions that have enhanced the Company’s leadership position in the food packaging markets.

“It has been my privilege to serve Seneca Foods for over 35 years,” said Mr. Kayser. “Together, we have built an organization that makes a difference in people’s lives by producing safe, delicious, and healthy foods at a good value which are particularly needed in these difficult times. I could not be more proud of the accomplishments of our team, including Paul.”

Mr. Palmby has served as Executive Vice President and Chief Operating Officer of Seneca Foods since 2006. Prior to that, he served as President of the Vegetable Division of the Company from 2005 to 2006 and Vice President of Operations of the Company from 1999-2004. Mr. Palmby joined the Company in March 1987.

“I have been fortunate to work under Kraig’s leadership during our decades together at Seneca Foods,” said Mr. Palmby. “I appreciate the confidence and support of Kraig and the Board. Seneca Foods has firmly established itself as a leader in packaged foods and the Company will continue to thrive as we focus on the same fundamental beliefs that have brought us our success.”

About Seneca Foods Corporation

Seneca Foods is one of North America’s leading providers of packaged fruits and vegetables, with facilities located throughout the United States. Its high quality products are primarily sourced from over 1,600 American farms. Seneca is a major participant of the retail private label, food service, and export canned vegetable markets, distributing to over 90 countries. Products are also sold under the highly regarded brands of Libby’s®, Aunt Nellie’s®, Green Valley®, CherryMan®, READ®, and Seneca labels, including Seneca snack chips. Seneca’s common stock is traded on the Nasdaq Global Stock Market under the symbols “SENEA” and “SENEB”. SENEA is included in the S&P SmallCap 600, Russell 2000 and Russell 3000 indices.

Contact:
Timothy J. Benjamin, Chief Financial Officer
315-926-8100